Exhibit (11) - Statement Re: Computation of Earnings per Unit























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
                                                         Nine Months Ended           Three Months Ended
                                                             March 31,                    March 31,
                                                     -------------------------    ------------------------
                                                        1996          1995           1996          1995
                                                     -----------   -----------    -----------   ----------
Average units outstanding                              5,806,757     6,399,722      5,641,278    6,399,722

Net effect of dilutive stock options based
 on the treasury stock method using average
 market price                                            163,639             0        163,639            0
                                                     -----------   -----------    -----------   ----------
Average units outstanding                              5,970,396     6,399,722      5,804,917    6,399,722

Units equivalent to 1% General Partnership
 interest of BCLP                                         60,307        64,644         58,636       64,644
                                                     -----------   -----------    -----------   ----------

Average units outstanding                              6,030,703     6,464,366      5,863,553    6,464,366
                                                     ===========   ===========    ===========   ==========

Income (Loss) from continuing operations:
   Income (Loss) before interests of General
    Partners                                         $16,553,922   $  (269,773)   $10,913,284   $3,800,843

Applicable to interests of:
  General Partners of subsidiary partnerships            177,565        14,655        128,869       40,695
   1% General Partnership interest of BCLP               163,764        (2,844)       107,845       37,602
                                                     -----------   -----------    -----------   ----------
                                                         341,329        11,811        236,714       78,297
                                                     -----------   -----------    -----------   ----------
  Applicable to interests of Limited Partners         16,212,593   $  (281,584)    10,676,570   $3,722,546
                                                     ===========   ===========    ===========   ==========

Per Limited Partnership Unit                         $      2.72   $     (0.04)   $      1.84   $     0.58
                                                     ===========   ===========    ===========   ==========

Net Income (Loss)
  Net Income (Loss) before interests of General
   Partners                                           54,967,635     8,553,888     10,913,284    6,018,359

Applicable to interests of:
  General Partners of subsidiary partnerships            740,474       288,314        128,869      116,003

  1% General Partnership interest of BCLP                542,272        82,656        107,845       59,024
                                                     -----------   -----------    -----------   ----------
                                                       1,282,746       370,970        236,714      175,027
                                                     -----------   -----------    -----------   ----------

Applicable to interests of Limited Partners          $53,684,889   $ 8,182,918    $10,676,570   $5,843,332
                                                     ===========   ===========    ===========   ==========

Per Limited Partnership Unit                         $      8.99   $      1.28    $      1.84   $     0.91
                                                     ===========   ===========    ===========   ==========

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